                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                JOHN PETER LEACH
             (Exact name of registrant as specified in its charter)

           LANCASHIRE, ENGLAND                                   EIN 98-1851025
(State or other jurisdiction of                                 (IRS Employer
 incorporation or organization)                              Identification No.)

                                 236 LEIGH ROAD
                           WORSLEY, MANCHESTER, M28 1LE
        (Address of registrant's principal executive offices and zip code)

                                 +44 07521625527
              (Registrant's telephone number, including area code)

Securities to be Registered Under Section 12(g) of the Act:
Birth Certificate Bond DP083156
National Insurance Bond NH793375A
Corporate Bonds
International Promissory Notes
International Bills of Exchange
ADRs/ADSs FRNs

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer [X]   Accelerated filer [ ]
Non-accelerated filer [ ]     Smaller reporting company [ ]
Emerging growth company [ ]

EXPLANATORY NOTE:
By the authority of The Declaration of Independence, The Articles of Confederation,
and The Constitution of the United States of America, we are filing this
General Form for Registration of Securities on Form 10 to register our
Individual Surety Bonds, International Promissory Notes, International Bills
of Exchange and Corporate Bonds pursuant to Section 12(g) of the Securities
Exchange Act of 1934, as amended.

Unless otherwise noted, references in this registration statement to the registrant, the company, we, our, or us means JOHN PETER LEACH.
Our principle place of business is located at 236 Leigh Road,
Worsley, Manchester, M28 1LE, UK. Our telephone number is 07521625527.

FORWARD LOOKING STATEMENTS
There are statements in this registration statement that are not historical facts. These forward-looking statements can be identified by use of terminology such as believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, project, positioned, strategy and similar expressions.

Item 1. Business
JOHN PETER LEACH (the Company) was created in THE COUNTY OF LANCASHIRE on
May 3, 1966 for the purpose of being a United Kingdom Citizen for the benefit of the United Kingdom of Great Britain. The Company will engage in business in commerce as the Principal and Surety for all governmental and non-governmental obligations.

Item 1A. Risk Factors
The surety bonds, international promissory notes, bills of exchange, and corporate bonds contain certain elements that require all parties to perform according to the instructions stated in the bonds.

Item 2. Financial Information
No financial data is available at this time.

Item 3. Properties
Our company headquarters are located at 236 Leigh Road, Worsley,
Manchester, M28 1LE.

Item 4. Security Ownership of Certain Beneficial Owners and Management
John Peter Leach is the priority secured party and has first lien position over all the company's assets.

Item 5. Directors and Executive Officers
JOHN PETER LEACH is the sole officer in this company.

Item 6. Executive Compensation
Compensation consist of use of all company's property and assets.

Item 7. Certain Relationship and Transactions
There have been no related party transactions required to be disclosed.

Item 8. Legal Proceedings
There are no legal actions pending or threatened against the Company.

Item 9. Market Price and Dividends
There is no public market for the company's securities.

Item 10. Recent Sales of Unregistered Securities
Company is unaware of any unregistered securities being sold in its name.

Item 11. Description of Registrant's Securities to be Registered
The company is authorized by its Primary Bond the Certificate of Birth
County of Lancashire DP083156 to issue 300,000,000,000 units.

Item 12. Indemnification of Directors and Officers
The company has granted an Indemnity Bond to JOHN PETER LEACH.

Item 13. Financial Statements and Supplementary Data.
No Data Available at this time.

Item 14. Changes in and Disagreements with Accountants
The company and the Individual Surety report no changes or disagreements.

Item 15. Financial Statements and Exhibits.
(a) Financial Statements: None
(b) Exhibits: None

                           SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of
1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 22, 2026               JOHN PETER LEACH

                              By: /s/ John Peter Leach
                                   --------------------------------------
                                      JOHN PETER LEACH
                                   Individual Surety, Secured Party,
                                   Creditor, Authorized Representative